EXHIBIT 3.1

USE BLACK INK ONLY· DO NOT HIGHLIGHT		ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

VNUE, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation designates and establishes from its authorized preferred stock, 5,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock shall have such rights, preferences and priveledges as set forth on SCHEDULE A annexed hereto, which is incorported by reference herein in its entirety. A summary of the Series A Preferred Stock, which is qualified in its entirety by the provisions of SCHEDULE A, is as follows:

DESIGNATION and NUMBER: 5,000,000 shares of Series A Preferred Stock.

PAR VALUE and STATED VALUE: The par value and stated value of each share of Series A Convertible Preferred Stock shall be $0.0001 per share.

VOTING: Each share of Series A Preferred Stock shall vote with the Common Stock of the Corporation on a 100 to 1 basis.

CONVERSION: Each share of Series A Preferred Stock shall be convertible into 50 duly authorized, validly issued, fully paid and non assessable shares of Common Stock of the Corporation.

3. Effective date of filing: (optional)	05/22/2019
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1·5-15

EXHIBIT A: CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VNUE, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

VNUE, Inc. a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on May 16, 2019, in accordance with the provisions of its Articles of Incorporation and bylaws, each as amended and in effect on the date hereof.

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RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board’’) by the Articles of lncorporation of the Corporation as amended and in effect on the date hereof (the “Articles of Incorporation”),and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock (the“Series A Preferred Stock”);

RESOLVED, that the Corporation is authorized to issue Series A Preferred Stock on the following terms and with the provisions herein set forth:

1. Name of the Corporation. The name of the Corporation is VNUE, INC. (the "Corporation").

2. Designation and Number of Shares.

A. Designation. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock’’ (the “Series A Preferred Stock”).

B. Number of Shares; par value. The authorized number of Series A Preferred Stock shall be 5,000,000 shares leaving I 5,000,000 shares of blank check preferred authorized but unissued and undesignated. Each share of Series A Preferred Stock shall have a par value of $0.0001. The Series A Preferred Stock shall have a stated value of $0.0001 per share.

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C. Dividends. The Series A Preferred Stock shall be entitled to share among dividends with the Common Stock holders of the Corporation on an as converted basis.

D. Conversion. Each share of Series A Preferred Stock shall be convertible in whole or in part and from time to time, at the sole discretion of the holder thereof, into Fifty (50) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation (the “Conversion Shares”). The Shares of Series A Preferred Stock may be converted by providing written notice to the Corporation of the number of shares being converted and tendering the stock certificate for the shares (the “Conversion Notice”). Upon receipt of the Conversion Notice by the Corporation, the holder thereof shall be automatically deemed the holder of all shares into which such Series A Preferred Stock are converted. The Corporation shall, upon receipt of a Conversion Notice, issue to and in the name of such holder or its assigns, the Conversion Shares as set forth in the Conversion Notice, and any replacement certificate reflecting the remaining Series A Preferred Stock not converted thereby. Upon conversion of the Series A Preferred Stock, all such converted shares of Series A Preferred Stock shall be deemed cancelled and returned to the Corporation’s treasury as authorized but unissued and undesignated, “blank check” preferred stock of the Corporation, subject to future designations and issuances by the Board from time to time.

E. Voting. Each share of Series A Preferred Stock shall vote with the Common Stock as a single class on all matters brought before the shareholders, on a 100 to 1 basis with the Common Stock, such that for every share of Series A Preferred Stock held, such share of Series A Preferred Stock shall entitle the holder thereof to cast 100 votes on any matter brought before the holders of Common Stock as a class (regardless, for avoidance of doubt, of the number of Common Stock that may be available for issuance in authorized capital). The holders of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of 100 shares of Common Stock in all respects and shall be so entitled to notice of any stockholders’ meeting (and to any action by written consent and to vote by written consent etc.) in accordance with the bylaws of the Corporation and the Nevada Revised Statutes, and shall be entitled to vote together with holders of Common Stock at any meeting or action and for any matter, with respect to any question upon which holders of common Stock have the right to vote.

3. Liquidation and Redemption Rights. There are no liquidation or redemption rights associated with the Series A Preferred Stock, provided however, that the Series A Preferred Stock shall rank (i) pari pasu with the Corporation’s Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari pasu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Convertible Preferred Stock of VNUE, Inc. to be signed by its President and Chief Executive Officer, as of May 16, 2019.

VNUE, INC.

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